Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Fourth Quarter Ended December 31, 2018
Earnings and Quarterly Dividend Payment

Morrisville, VT January 16, 2019 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and twelve months ended December 31, 2018 and declared a regular quarterly cash dividend.
A reduction in net earnings of $3.7 million occurred during 2018 due to one-time charges related to the termination of the Company's defined benefit pension plan, of which, $3.2 million was recorded in the fourth quarter of 2018. As a result, the Company reported a consolidated net loss for the three months ended December 31, 2018 of $(436) thousand, or $(0.10) per share, and consolidated net income for the twelve months then ended of $7.1 million, or $1.58 per share. Consolidated earnings of $1.9 million, or $0.43 per share and $8.4 million, or $1.89 per share were reported for the three and twelve months ended December 31, 2017, respectively.
Excluding the one-time charges of $3.7 million (net of tax effect), the Company would have reported net income of $10.8 million, or $2.42 per share, for the twelve months ended December 31, 2018.
Total assets increased $59.5 million, or 8.0% to reach $805.3 million as of December 31, 2018 from $745.8 million as of December 31, 2017. Loan growth continues to drive asset growth with total loans increasing $56.0 million, or 9.5% to $643.4 million as of December 31, 2018 compared to $587.4 million as of December 31, 2017. The investment portfolio also contributed to asset growth with an increase of $7.5 million, or 11.3%, year over year. The growth in interest earning assets and an increase in interest rates resulted in an increase in interest income of $3.2 million, or 10.9% for the twelve month comparison period.
Funding of loan and investment growth came from an increase in core deposits and to a lesser extent utilization of wholesale funding. Total deposits reached $706.8 million as of December 31, 2018 compared to $647.6 million a year ago, or growth of $59.2 million, or 9.1%. The growth in deposits along with increases in rates resulted in an increase of $1.3 million, or 58.8%, in interest expense year over year. Despite the increase in interest expense, net interest income increased $1.8 million, or 6.9%, from $26.8 million for 2017 to $28.6 million for 2018.
Further contributing to the Company's performance was an increase in noninterest income of $78 thousand and a reduction income tax expense of $2.4 million. The reduction in income tax expense is a result of the decrease in the corporate income tax rate to 21% for 2018 as well as a one-time tax benefit of $900 thousand from the termination of the defined benefit pension plan. Noninterest expenses increased $5.5 million year over year, of which $4.6 million is related to the termination of the Company's defined benefit pension plan. The combination of the pension expense of $4.6 million, offset by the tax benefit of $900 thousand, results in the one-time, reduction in net earnings of $3.7 million mentioned above.
The Company had total capital of $64.5 million with a book value per share of $14.44 as of December 31, 2018 compared to $59.6 million and $13.14 per share as of December 31, 2017.
On January 16, 2019, the Board of Directors declared a cash dividend of $0.31 per share for the quarter, an increase of 3.3% from the cash dividend of $0.30 paid in recent prior quarters. The dividend is payable February 7, 2019 to shareholders of record as of January 28, 2019.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.
Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors over 126 years ago. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of first time home buyers. Union is consistently one of the top Vermont Housing Finance Agency mortgage originators. Additionally, Union has also been designated as an SBA Preferred lender for its participation in small business lending. Union is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.

Non-GAAP Financial Measure
This press release presents net income and earnings per share for the year ended December 31, 2018 on both a GAAP and a non-GAAP basis.  GAAP refers to generally accepted accounting principles in the U.S.  The non-GAAP net income amount and EPS referred to in the press release reflect adjustments relating to non-recurring charges associated with termination of the Company’s defined benefit pension plan, net of tax effect.  Management believes that presentation of this adjusted (non-GAAP) net income and EPS information is useful to investors as it will improve comparability of core operations year over year and in future periods.  A reconciliation of the non-GAAP information to GAAP net income and EPS is provided below.

Non-GAAP Reconciliation - Net Income Before Pension Expense (Unaudited)

	Year Ended December 31, 2018	Earnings Per Common Share (1)
	(Dollars in thousands, except per share data)
Net income - GAAP	$7,072	$1.58
Pension expense	4,631
Income tax benefit	(900)
Net income before pension expense - Non-GAAP	$10,803	$2.42
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(1)
Basic earnings per share were computed based on the weighted average number of shares outstanding during the year (4,465,675 shares). The assumed exercise of outstanding stock options and vesting of restricted stock units do not result in material dilution and were excluded from the calculation.